UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tyson Foods Announces New Audit Program to Help Ensure
Responsible On-farm Treatment of Animals
Promises Research into New, Improved Ways to Raise Farm Animals
Will Appoint Outside Animal Well-being Advisory Committee
October 12, 2012 – Tyson Foods, Inc., (NYSE: TSN) the nation’s leading producer of meat and poultry, today announced it is launching a program to personally audit the treatment of animals at the livestock and poultry farms that supply the company. The effort is in line with the company’s core value to serve as a steward of the animals entrusted to it.

“Our company is made up of ethical, responsible and compassionate people, and we believe the family farmers who supply us share our values,” said Donnie Smith, president and CEO of Tyson Foods. “We know more consumers want assurance their food is being produced responsibly, and we think two important ways to do that are by conducting on-farm audits while also continuing to research ways to improve how farm animals are raised.”

“Here’s what I want people to know: at Tyson, we care enough to check on the farm; and we’re determined to help find better ways to care for and raise healthy animals,” said Smith.

Tyson currently works with more than 12,000 independent livestock and poultry farmers. This includes 5,000 family poultry farmers, 3,000 family hog farmers and 4,000 family cattle farmers. The company has long been an industry leader in animal welfare, employing more than a dozen veterinarians and maintaining an Office of Animal Well-being since 2000.

“We believe the farmers who supply us are the best in the world, and I think the audits will verify this,” Smith said. “But, if we find problems, we want them fixed right away. To our knowledge, no other major U.S. meat or poultry company offers this kind of service to its farmers, customers and consumers.”

FarmCheck™ Audit Program
The audits – called the Tyson FarmCheck™ Program – have already begun on a trial basis on some of the 3,000 independent hog farms that supply the company. Auditors are visiting the farms to check on such things as animal access to food and water, as well as proper human-animal interaction and worker training.

The FarmCheck™ program has been under development since early spring 2012. Although Tyson personnel have been conducting the audits so far, the company plans to ultimately involve independent, third party auditors. It also intends to expand the program to include chicken and cattle farms by January 2014. The audits are being developed by experienced veterinarians and animal welfare experts and are expected to include measures that build upon current voluntary farm industry programs.

“These audits will give us a chance to correct any minor problems that are discovered and, if necessary, to stop doing business with any farms where animal treatment or conditions do not meet our standards,” Smith said.

Farm Animal Well-being Research Program
Tyson Foods also plans to develop a new Farm Animal Well-Being Research Program to review existing research as well as fund and promote additional research that the company believes will lead to continued improvements in animal raising methods.

“We want to identify and study the critical points – from breeding to harvesting – where the quality of life for livestock and poultry can be improved, and use the results to make a difference,” Smith said. “We know that content farm animals are healthier, and at Tyson Foods we want healthy animals.”

Farm Animal Well-being Advisory Committee
Both the FarmCheck™ program and the research programs will be overseen by a new, external, Animal Well-Being Advisory Committee that Tyson Foods is establishing. Those selected to serve will include people with expertise in farm animal behavior, health, production and ethics. The committee is expected to begin its work in March 2013 and will help Tyson Foods determine research priorities and ways to improve the FarmCheck™ Program.

Internal Management Structure
Tyson Foods is selecting a special team of senior leaders from key areas of the company to oversee the FarmCheckTM program, the research program and the company’s interaction with the external advisory committee.  Dr. Dean Danilson, who has been Vice President of Food Safety & Quality Control for Tyson Foods, is now Vice President of Animal Well-Being Programs.  He and his staff will manage the audits, research and external advisory committee activities for hogs, cattle and chickens.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE:  TSN), founded in 1935 with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500.  The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and services to customers throughout the United States and more than 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

This news release is not specifically intended as a response to any recent news releases by the HSUS or any other organization.

####

Contact: Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com

Important Additional Information
Tyson Foods, Inc. (“Tyson”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Tyson stockholders in connection with the matters to be considered at Tyson’s 2013 annual meeting of stockholders. Tyson intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Tyson stockholders. TYSON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Tyson’s directors and executive officers in Tyson stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Tyson’s website (www.tysonfoods.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Tyson’s 2013 annual meeting of stockholders. Information can also be found in Tyson’s Annual Report on Form 10-K for the year ended October 1, 2011, filed with the SEC on November 21, 2011, and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended September 29, 2012 filed on February 3, 2012, May 7, 2012 and August 6, 2012. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Tyson with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Tyson’s website at www.tysonfoods.com or by writing to Tyson at 2200 Don Tyson Parkway, Springdale, AR 72762-6999, Attn: Corporate Secretary.